Exhibit 99.1

ORCHID BIOSCIENCES ACHIEVES FIRST QUARTERLY OPERATING PROFIT

IN THIRD QUARTER 2004

–Continues Strong Revenue Growth–

–Maintains Positive Cash Flow from Operations–

PRINCETON, N.J., Oct. 26, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH), a leading worldwide supplier of identity DNA testing services, today reported financial results for the quarter and nine months ended September 30, 2004.

Total revenues were $16.4 million for the third quarter of 2004 and $44.9 million for the nine months ended September 30, 2004, up from $11.8 million, or 39 percent, for the third quarter of 2003 and $36.9 million, or 21 percent, for the nine months ended September 30, 2003. The revenue growth for the third quarter of 2004 was primarily driven by an increase in testing volume. Cash provided by operating activities in the third quarter of 2004 was $0.4 million.

“We are proud to announce that for the first time in Orchid’s history, we have achieved a quarterly operating profit, a major milestone on our path to sustainable profitability,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “Strong volumes in our forensics and scrapie susceptibility testing businesses contributed to our robust revenue growth for the third quarter, and we continued to enter into new markets with the addition of contracts such as the one we established for our new IDSecure™ security service. We are also very encouraged by the recent Congressional enactment of the President’s DNA Initiative, which provides significantly increased funding to private forensic laboratories like Orchid to process DNA backlogs and, in turn, help to improve the criminal justice system. With the exclusive Thames Valley Police contract announced today, we have also been successful in expanding our market share in the U.K., the world leader in the use of forensic DNA testing.”

Gross margin for the third quarter of 2004 was 44 percent, compared to gross margin of 35 percent in the third quarter of 2003.

Total operating expenses were $16.3 million for the third quarter of 2004, compared to $15.5 million for the third quarter of 2003, an increase of $0.8 million or five percent.

Orchid reported a loss from continuing operations of $0.6 million, or $0.03 per share allocable to common stockholders for the third quarter of 2004, compared to a loss of $2.8 million, or $0.31 per share, for the third quarter of 2003. The income from continuing operations before income taxes was $0.4 million for the third quarter of 2004, which includes charges of $1.5 million for depreciation and amortization.

Orchid reported a net loss allocable to common stockholders of $0.4 million, or $0.02 per share, for the third quarter of 2004, compared to $5.0 million, or $0.38 per share, for the third quarter of 2003.

At September 30, 2004, cash and cash equivalents and short-term investments were $30.5 million, and the short and long-term portion of restricted cash was approximately $2.0 million.

“Achieving operating profitability this quarter is a signal event that reflects Orchid’s success in increasing revenues, strengthening gross margins and controlling expenses, particularly general and administrative costs, in the past year,” said Michael E. Spicer, chief financial officer of Orchid. “We are confident in our 2004 financial guidance and we believe the outlook for 2005 remains strong. We will provide guidance on our expectations for 2005 in the first quarter of 2005.”

Recent Company Highlights

•	Orchid announced today that it has been selected by the Thames Valley Police as its exclusive provider of forensic DNA testing services. The three-year multi-million dollar contract is extendable for an additional two years. Thames Valley Police is one of the U.K.’s largest police forces and its largest non-metropolitan police force.

•	In September, Orchid launched its IDSecure™ service designed to ensure that workers on high-risk assignments can be accurately identified in the event of an emergency or accident. Orchid has already partnered with another services firm to provide IDSecure to a major employer of workers on overseas assignment, and is now offering the IDSecure service to private and public sector employers worldwide.

•	In August, Orchid announced an agreement with the Kinsearch Registry to provide genetic testing services to create DNA identity profiles for registry participants. This registry is believed to be the first of its kind specifically focused on using genetic profiles to reunite siblings following adoption.

•	In July, Orchid was awarded an exclusive, multi-million dollar one-year contract to test more than 100,000 felons for the State of Illinois for addition to the national CODIS database. The contract is the largest state CODIS contract to date and was awarded following a competitive bid process.

•	In July, Orchid announced it passed the milestone of genotyping more than one million sheep for scrapie susceptibility. Additionally, the U.K. government, which has the largest effort in the world to eradicate this prion disease, recently renewed its scrapie genotyping contract with Orchid.

Financial Outlook

Orchid provided financial guidance for the full year of 2004:

•	Orchid continues to expect top-line revenues of approximately $60 million for the full year of 2004.

•	Orchid currently expects an average gross margin of approximately 45 percent for the full year of 2004, which is at the lower end of the 45 to 47 percent range provided previously.

•	Orchid continues to expect total general and administrative expenses of less than $22.3 million for the full year of 2004, inclusive of $1.9 million incurred in the first quarter related to the company’s various financing transactions.

•	Orchid continues to expect to achieve positive income from operations as adjusted for the full year of 2004, excluding non-cash amortization of intangibles and charges incurred in the first quarter of 2004 associated with facility restructuring and with the company’s various financing transactions. These charges include $1.1 million recorded as an additional reserve for one of Orchid’s former operating facilities in Princeton, New Jersey, $1.9 million in general and administration expenses related to the company’s various financing transactions, and $1.4 million of charges for the amortization of intangibles incurred in the first quarter.

Income/loss from operations as adjusted excluding non-cash amortization of intangibles and restructuring charges (a non-GAAP financial measure) represents Orchid’s loss from continuing operations before taxes (the most directly comparable GAAP financial measure) adjusted to exclude certain amortization and restructuring charges. Orchid believes that this non-GAAP financial measure provides investors with useful information regarding its financial condition and results of operations because these measures reflect the ongoing results of its operations, and are used by Orchid management for internal review of its performance. This non-GAAP financial measure is not intended to supercede or replace Orchid’s GAAP results or expectations. For the nine months ended September 30, 2004, the loss from continuing operations before income taxes was $7.4 million, which included $1.1 million recorded as an additional reserve for one of Orchid’s former operating facilities in Princeton, New Jersey, $1.9 million in general and administration expenses related to the company’s various financing transactions, and $1.4 million of charges for the amortization of intangibles.

Conference Call Information

A conference call with Orchid management will be held on Tuesday, October 26, 2004 at 10:00 am ET. To listen to the conference call, please dial 1-719-457-2664 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid BioSciences

Orchid BioSciences is a leading provider of identity genetics services for the forensic and paternity DNA testing markets and for public health and animal DNA testing for food safety. Orchid’s strong market positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including statements regarding: the belief that the outlook for 2005 remains strong, the expected timing of the release of guidance on our expectations for 2005, the expectation of top-line revenues of approximately $60 million for the full year of 2004, the expectation of an average gross margin of approximately 45 percent for the full year of 2004, the expectation of total general and administrative expenses of less than $22.3 million for the full year of 2004, inclusive of $1.9 million incurred in the first quarter related to the company’s various financing transactions and the expectation of achieving positive income from operations as adjusted for the full year of 2004, excluding non-cash amortization and charges incurred in the first quarter of 2004 associated with facility restructuring and with the company’s various financing transactions. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation and Orchid’s ability to obtain additional financing. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2004 and December 31, 2003

(In thousands)

(unaudited)

	September 30, 2004	December 31, 2003
Assets:
Current Assets
Cash and cash equivalents	$24,560	$9,938
Short-term investments	5,999	—
Restricted cash	218	953
Accounts receivable, net	10,953	9,976
Inventory	1,522	1,172
Prepaid and other current assets	1,733	2,583
Assets of a business component held for sale	—	4,595

Total current assets	44,985	29,217

Fixed assets, net	10,405	11,071

Other assets
Goodwill, net	2,700	2,686
Intangible assets, net	13,615	14,942
Restricted cash	1,769	1,113
Other assets	122	400

Total other assets	18,206	19,141

Total assets	$73,596	$59,429

Liabilities and Stockholders’ Equity:

Accounts payable	2,932	4,768
Accrued expenses	12,515	9,971
Current portion of long-term debt	655	1,889
Deferred revenue	1,569	1,812
Liabilities of a business component held for sale	—	3,156

Total current liabilities	17,671	21,596

Long Term Liabilities
Long term debt	—	415
Long term portion of restructuring	1,170	782
Other liabilities	1,900	1,592

Total long term liabilities	3,070	2,789

Redeemable Convertible Preferred Stock (a)	—	3,897

Total stockholders’ equity	52,855	31,147

Total Liabilities and Stockholders’ Equity	$73,596	$59,429

(a)	All outstanding shares have been converted into common stock subsequent to December 31, 2003.

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2004 and September 30, 2003

(In thousands, except per share data)

(unaudited)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2004	2003	2004	2003
Revenues:
Service revenues	$16,354	$11,756	$44,481	$36,541
Other revenues	93	77	391	394

Total revenues	16,447	11,833	44,872	36,935

Operating expenses:
Cost of service revenues	9,266	7,713	25,815	21,363
Research and development	426	642	1,297	3,006
Marketing and sales	1,634	1,123	5,379	4,692
General and administrative (1)	4,497	5,632	17,260	18,048
Impairment	—	—	—	837
Restructuring	—	(72)	1,130	(155)
Amortization of intangible assets	448	452	1,352	1,360

Total operating expenses	16,271	15,490	52,233	49,151

Operating income (loss)	176	(3,657)	(7,361)	(12,216)

Total other income, net	207	1,393	65	1,446

Income (loss) from continuing operations before income taxes	383	(2,264)	(7,296)	(10,770)

Income tax expense	(1,022)	(549)	(1,578)	(1,609)

Loss from continuing operations	(639)	(2,813)	(8,874)	(12,379)

Discontinued operations:

Income (loss) from operations of a business held for sale	244	(1,028)	(606)	(5,210)

Net loss	(395)	(3,841)	(9,480)	(17,589)

Dividends to Series A Preferred Shareholders	—	(196)	(14)	(440)

Accretion of Series A Preferred Stock discount	—	(957)	(1,129)	(1,428)

Beneficial conversion feature of redeemable preferred stock	—	—	—	(744)

Net loss allocable to common stockholders	$(395)	$(4,994)	$(10,623)	$(20,201)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.03)	$(0.31)	$(0.47)	$(1.27)
Basic and diluted income (loss) from discontinued operations per share	$0.01	$(0.08)	$(0.03)	$(0.44)
Basic and diluted net loss per share allocable to common stockholders	$(0.02)	$(0.38)	$(0.50)	$(1.71)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	22,359	12,996	21,423	11,846

(1)	For the three months ended September 30, 2004 and 2003 respectively, general and administrative expenses include $0 and $0.2 million of deferred compensation expense. For the nine months ended September 30, 2004 and 2003 respectively, general and administrative expenses include $0.2 million and $1.2 million of deferred compensation expense.